Exhibit 99.1

News Release

NGL Energy Partners LP Announces Public Offering of Common Units

TULSA, Okla.—(BUSINESS WIRE)—Mar. 5, 2015— NGL Energy Partners LP (NYSE:NGL) today announced the commencement of an underwritten public offering of 6,250,000 common units representing limited partner interests. NGL will also grant the underwriter a 30-day option to purchase up to 937,500 additional common units. NGL intends to use the net proceeds from this offering, including any net proceeds from the underwriter’s exercise of its option to purchase additional common units, to repay borrowings under its revolving credit facility and for general partnership purposes, including capital expenditures and potential acquisitions.

Barclays is acting as the sole underwriter for the offering. When available, copies of the preliminary prospectus supplement, prospectus supplement and accompanying base prospectus relating to the offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com.

The common units will be offered and sold pursuant to an automatically effective shelf registration statement filed with the Securities and Exchange Commission on July 8, 2013. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

NGL Energy Partners LP (NYSE:NGL) is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary segments: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Source: NGL Energy Partners LP

NGL Energy Partners LP

Atanas H. Atanasov, 918-481-1119

Executive Vice President, Chief Financial Officer and Treasurer

atanas.atanasov@nglep.com